Phillips 66 Reports First-Quarter Earnings of $385 Million (Adjusted Earnings of $360 Million)

Exhibit 99.1

Phillips 66 Reports First-Quarter Earnings of $385 Million
or $0.72 Per Share
Adjusted earnings of $360 million or $0.67 per share

Highlights

•	Midstream, Chemicals and Refining negatively impacted by market and seasonality

•	Marketing and Specialties generated solid first-quarter earnings

•	Refining utilization at 94 percent; Chemicals global O&P utilization at 93 percent

•	$687 million of capital returned to shareholders through dividends and share repurchases

•	$446 million invested in Midstream, primarily growth projects

HOUSTON, April 29, 2016 — Phillips 66 (NYSE: PSX), an energy manufacturing and logistics company, announces first-quarter earnings of $385 million, compared with $650 million in the fourth quarter of 2015. Adjusted earnings were $360 million, a decrease of $350 million from the last quarter.

"Weaker margins impacted our financial results in the first quarter," said Greg Garland, chairman and CEO of Phillips 66. "Our businesses ran well, and we remain focused on operating excellence with industry-leading safety performance. During the quarter, we successfully completed planned turnarounds and accelerated some maintenance activities in the low margin environment. We are committed to maintaining our strong balance sheet and a disciplined approach to capital allocation. During the quarter we reinvested $750 million in the business and distributed $687 million to shareholders.”

Phillips 66 Reports First-Quarter Earnings of $385 Million (Adjusted Earnings of $360 Million)

Midstream

	Millions of Dollars
	Earnings		Adjusted Earnings
	Q1 2016	Q4 2015	Q1 2016	Q4 2015
Transportation	$72	81	72	78
NGL	(11)	1	(11)	(2)
DCP Midstream	4	(159)	(21)	(34)
Midstream	$65	(77)	40	42

Phillips 66's Midstream first-quarter adjusted earnings were $40 million, a decrease of $2 million from the fourth quarter of 2015.

Adjusted earnings from Phillips 66’s Transportation business were $72 million during the first quarter, a decrease of $6 million from the fourth quarter. Results were impacted by lower earnings from the Rockies Express and Explorer pipeline joint ventures and higher property taxes.

Phillips 66's NGL business generated a loss of $11 million in the first quarter. The $9 million decrease from the prior quarter's adjusted results was largely related to seasonal storage activity, partially offset by lower taxes in the first quarter. Additionally, fractionation processing volumes were limited by heavier incoming NGL composition and turnaround activity.

Phillips 66 Partners (PSXP) contributed $32 million to the Midstream segment's first-quarter earnings. Distributions per limited partner unit increased by 5 percent from the fourth quarter to $0.481 per unit. Distributions to Phillips 66 from PSXP were up 7 percent in the first quarter, compared with the prior quarter, reflecting the positive impact of incentive distribution rights.

For the first quarter, the company’s equity investment in DCP Midstream, LLC (DCP Midstream) had an adjusted loss of $21 million, compared with a $34 million adjusted loss in the prior quarter, as low commodity prices continued to impact DCP Midstream's results. Compared with the prior quarter, results benefited from improved reliability, higher earnings from DCP Midstream's increased interests in the Sand Hills and Southern Hills pipelines and favorable contract restructuring efforts.

Chemicals

	Millions of Dollars
	Earnings		Adjusted Earnings
	Q1 2016	Q4 2015	Q1 2016	Q4 2015
Olefins and Polyolefins (O&P)	$145	181	145	181
Specialties, Aromatics and Styrenics (SA&S)	16	5	16	9
Other	(5)	26	(5)	(8)
Chemicals	$156	212	156	182

The Chemicals segment reflects Phillips 66's equity investment in Chevron Phillips Chemical Company LLC (CPChem). First-quarter Chemicals adjusted earnings were $156 million, compared with $182 million in the fourth quarter of 2015.

During the first quarter, CPChem's Olefins and Polyolefins business contributed $145 million to Phillips 66's Chemicals earnings. This was a decrease of $36 million compared with the prior quarter, primarily due to a decline in cash chain margins, largely driven by lower polyethylene sales prices.

Phillips 66 Reports First-Quarter Earnings of $385 Million (Adjusted Earnings of $360 Million)

Global utilization for O&P was 93 percent, up from 92 percent in the fourth quarter, reflecting good demand.

CPChem's Specialties, Aromatics and Styrenics business contributed $16 million of adjusted earnings in the first quarter, an increase of $7 million from the prior quarter. The increase was primarily from improved earnings at CPChem's SA&S equity affiliates due to higher volumes.

Refining

	Millions of Dollars
	Earnings		Adjusted Earnings
	Q1 2016	Q4 2015	Q1 2016	Q4 2015
Refining	$86	410	86	376

Refining adjusted earnings were $86 million in the first quarter, compared with $376 million in the fourth quarter of 2015.

The decrease in earnings was largely driven by lower worldwide gasoline and distillate margins. Market crack spreads were $10.64 per barrel, down 17 percent from the prior quarter, and the distillate market crack spread was the lowest since 2010. The Central Corridor and West Coast regions were most impacted by weaker margins, with 24 and 26 percent decreases in market crack spreads, respectively. Phillips 66's worldwide clean product yield was 82 percent in the first quarter, compared with 85 percent in the fourth quarter, primarily due to planned and accelerated maintenance on secondary units. Market capture was 67 percent in the first quarter, down from 74 percent in the fourth quarter. Turnaround costs for the first quarter were $115 million.

Phillips 66’s worldwide refining crude utilization was 94 percent, consistent with the prior quarter. Utilization in the first quarter was impacted by run cuts at certain refineries due to market conditions.

Marketing and Specialties

	Millions of Dollars
	Earnings		Adjusted Earnings
	Q1 2016	Q4 2015	Q1 2016	Q4 2015
Marketing and Other	$162	199	162	198
Specialties	43	32	43	29
Marketing and Specialties	$205	231	205	227

Marketing and Specialties (M&S) first-quarter adjusted earnings were $205 million, compared with $227 million in the fourth quarter of 2015.

Adjusted earnings for Marketing and Other were $162 million, a decrease of $36 million from the prior quarter. The decrease in earnings was largely due to lower biodiesel tax credits. While domestic marketing margins were improved for the quarter, the benefit was mostly offset by lower international marketing margins. Refined product exports in the first quarter were 126,000 barrels per day (BPD), versus 127,000 BPD in the prior quarter.

Phillips 66’s Specialties businesses generated adjusted earnings of $43 million during the first quarter. The $14 million increase from the prior quarter was mainly due to improved base oil margins.

Phillips 66 Reports First-Quarter Earnings of $385 Million (Adjusted Earnings of $360 Million)

Corporate and Other

	Millions of Dollars
	Earnings		Adjusted Earnings
	Q1 2016	Q4 2015	Q1 2016	Q4 2015
Corporate and Other	$(127)	(126)	(127)	(117)

Corporate and Other adjusted costs were $127 million after-tax in the first quarter, an increase of $10 million compared with the prior quarter, primarily due to lower capitalized interest as a result of the Sweeny fractionator startup in December 2015.

Financial Position, Liquidity and Return of Capital

During the first quarter, Phillips 66 generated $722 million of cash from operations, excluding working capital. Including the impact of working capital, operating cash flow was $258 million. Capital expenditures and investments totaled $750 million.

Phillips 66 returned $687 million to shareholders during the quarter, consisting of $296 million in dividends and the repurchase of 5 million shares of common stock for $391 million. Since July 2012, the company has returned $11.8 billion to shareholders in the form of dividends, share repurchases and share exchange. Phillips 66 ended the quarter with 526 million shares outstanding.

	Q1 2016
	Adjusted Phillips 66	Phillips 66 Partners*	Phillips 66 Consolidated
Total Debt, $MM	7,744	1,091	8,835
Total Equity, $MM	22,834	809	23,643
Debt-to-capital ratio	25%		27%

Total Cash, $MM	1,703	20	1,723
Net-debt-to-capital ratio	21%		23%
* Third-party.

As of March 31, 2016, cash and cash equivalents were $1.7 billion and debt was $8.8 billion, including $1.1 billion of debt at Phillips 66 Partners. The company's consolidated debt-to-capital ratio was 27 percent.

Phillips 66 Reports First-Quarter Earnings of $385 Million (Adjusted Earnings of $360 Million)

Strategic Update

Development of the Sweeny Hub is nearing completion with construction of the LPG Export Terminal approximately 80 percent complete. The project is on time and on budget with startup expected in the second half of 2016.

The company is participating in joint ventures to develop the approximately 470,000 BPD Dakota Access Pipeline (DAPL) and Energy Transfer Crude Oil Pipeline (ETCOP) system. Phillips 66 has a 25 percent interest in these joint ventures with Energy Transfer Partners and Sunoco Logistics Partners. Mechanical completion is expected in the fourth quarter of 2016.

Phillips 66 is continuing to invest in its Beaumont Terminal, the largest terminal in the company's portfolio. The terminal has 3.2 million barrels of new storage capacity under construction. In addition, a variety of other projects aimed at increasing storage and throughput capabilities at the terminal have been initiated.

On March 1, 2016, Phillips 66 contributed a 25 percent controlling interest in the Sweeny fractionator and associated Clemens Caverns NGL storage facility to its master limited partnership, Phillips 66 Partners, for total consideration of $236 million. Transaction consideration consisted of $24 million in newly issued PSXP units and a $212 million note payable to Phillips 66. In addition, Phillips 66 Partners reached a milestone with the recent startup of the first segment of the Bayou Bridge Pipeline. This initial leg delivers crude oil from the Phillips 66 Beaumont Terminal in Nederland, Texas, to the Phillips 66 Partners Clifton Ridge Terminal in Lake Charles, Louisiana.

In Chemicals, overall progress on CPChem's world-scale U.S. Gulf Coast Petrochemicals Project is approximately 75 percent complete, with startup expected in mid-2017. This project consists of an ethane cracker and related polyethylene facilities that will increase CPChem's global ethylene and polyethylene capacity by approximately one-third.

Phillips 66 Reports First-Quarter Earnings of $385 Million (Adjusted Earnings of $360 Million)

Later today, members of Phillips 66 executive management will host a webcast at noon EDT to discuss the company’s first-quarter performance and provide an update on strategic initiatives. To access the webcast and view related presentation materials, go to www.phillips66.com/investors and click on "Events & Presentations." For detailed supplemental information, go to www.phillips66.com/supplemental.

Earnings
	Millions of Dollars
	2016	2015
	Q1	Q4	Q1
Midstream	$65	(77)	67
Chemicals	156	212	203
Refining	86	410	538
Marketing and Specialties	205	231	304
Corporate and Other	(127)	(126)	(125)
Phillips 66	$385	650	987

Adjusted Earnings
	Millions of Dollars
	2016	2015
	Q1	Q4	Q1
Midstream	$40	42	67
Chemicals	156	182	203
Refining	86	376	495
Marketing and Specialties	205	227	194
Corporate and Other	(127)	(117)	(125)
Phillips 66	$360	710	834

Phillips 66 Reports First-Quarter Earnings of $385 Million (Adjusted Earnings of $360 Million)

About Phillips 66

Phillips 66 is a diversified energy manufacturing and logistics company. With a portfolio of Midstream, Chemicals, Refining, and Marketing and Specialties businesses, the company processes, transports, stores and markets fuels and products globally. Phillips 66 Partners, the company's master limited partnership, is an integral asset in the portfolio. Headquartered in Houston, the company has 14,000 employees committed to safety and operating excellence. Phillips 66 had $48 billion of assets as of March 31, 2016. For more information, visit www.phillips66.com or follow us on Twitter @Phillips66Co.

- # # # -

CONTACTS
Rosy Zuklic (investors)	C.W. Mallon (investors)
832-765-2297	832-765-2297
rosy.zuklic@p66.com	c.w.mallon@p66.com

Dennis Nuss (media)
832-765-1850
dennis.h.nuss@p66.com

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS
OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Words and phrases such as “is anticipated,” “is estimated,” “is expected,” “is planned,” “is scheduled,” “is targeted,” “believes,” “intends,” “objectives,” “projects,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Phillips 66’s operations (including joint venture operations) are based on management’s expectations, estimates and projections about the company, its interests and the energy industry in general on the date this news release was prepared. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include fluctuations in NGL, crude oil, and natural gas prices, and petrochemical and refining margins; unexpected changes in costs for constructing, modifying or operating our facilities; unexpected difficulties in manufacturing, refining or transporting our products; lack of, or disruptions in, adequate and reliable transportation for our NGL, crude oil, natural gas, and refined products; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and other economic, business, competitive and/or regulatory factors affecting Phillips 66’s businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information -- This news release includes the terms adjusted earnings, adjusted earnings per share, and operating cash flow excluding working capital. These are non-GAAP financial measures that are included to help facilitate comparisons of company operating performance across periods.

References in the release to earnings refer to net income attributable to Phillips 66.

Phillips 66 Reports First-Quarter Earnings of $385 Million (Adjusted Earnings of $360 Million)

	Millions of Dollars
	Except as Indicated
	2016	2015
	Q1	Q4	Q1
Reconciliation of Earnings to Adjusted Earnings

Consolidated Earnings	$385	650	987
Adjustments:
Asset dispositions	—	—	(115)
Impairments by equity affiliates	4	108	—
Pending claims and settlements	(29)	—	(38)
Pension settlement expenses	—	3	—
Certain tax impacts	—	(84)	—
Lower-of-cost-or-market inventory adjustments	—	33	—
Adjusted earnings	$360	710	834

Earnings per share of common stock (dollars)	$0.72	1.20	1.79
Adjusted earnings per share of common stock (dollars)	$0.67	1.31	1.51

Midstream Earnings (loss)	$65	(77)	67
Adjustments:
Impairments by equity affiliates	4	104	—
Pending claims and settlements	(29)	—	—
Certain tax impacts	—	15	—
Adjusted earnings	$40	42	67

Chemicals Earnings	$156	212	203
Adjustments:
Impairments by equity affiliates	—	4	—
Certain tax impacts	—	(34)	—
Adjusted earnings	$156	182	203

Refining Earnings	$86	410	538
Adjustments:
Asset dispositions	—	—	(5)
Pending claims and settlements	—	—	(38)
Pension settlement expenses	—	2	—
Certain tax impacts	—	(69)	—
Lower-of-cost-or-market inventory adjustments	—	33	—
Adjusted earnings	$86	376	495

Marketing and Specialties Earnings	$205	231	304
Adjustments:
Asset dispositions	—	—	(110)
Pension settlement expenses	—	1	—
Certain tax impacts	—	(5)	—
Adjusted earnings	$205	227	194

Corporate and Other Earnings (loss)	$(127)	(126)	(125)
Adjustments:
Certain tax impacts	—	9	—
Adjusted earnings (loss)	$(127)	(117)	(125)

Phillips 66 Reports First-Quarter Earnings of $385 Million (Adjusted Earnings of $360 Million)

Millions of Dollars
Q1 2016
Cash Flows from Operating Activities

Net Cash Provided by Operating Activities, excluding working capital	$722
Changes in working capital	(464)
Net Cash Provided by Operating Activities	$258